SECURITIES AND EXCHANGE COMMISSION


                           Washington, D.C. 20549

                           ---------------------



                                  FORM 8-K


                               CURRENT REPORT

                   PURSUANT TO SECTION 13 OR 15(D) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


      Date of Report (Date of earliest event reported): April 29, 2002


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                            IMMUNEX CORPORATION

           (Exact name of registrant as specified in its charter)


      Washington                    0-12406                 51-0346580
(State or other Jurisdiction   (Commission File Number)  (IRS Employer
    of Incorporation)                                    Identification Number)


         51 University Street                                    98101
          Seattle, Washington                                  (Zip Code)
    (Address of principal executive
               offices)


     Registrant's telephone number, including area code: (206) 587-0430


                                    N/A
       (Former Name or Former Address, if Changed Since Last Report)




Item 5.       Other Events.

         On April 29, 2002, Immunex Corporation announced the settlement, which is subject to court approval among other things, of three lawsuits against Immunex and certain of its directors and officers relating to Amgen Inc.'s proposed acquisition of Immunex (the "Acquisition"): (i) a suit filed by David Osher, on behalf of a class of Immunex shareholders, against Immunex, all members of the Immunex board of directors (Edward V. Fritzky, Kirby L. Cramer, Robert J. Herbold, John E. Lyons, Joseph M. Mahady, Edith
W. Martin, Peggy V. Phillips, Lawrence V. Stein and Douglas E. Williams), Wyeth and Amgen; (ii) a suit filed by Adele Brody, on behalf of a class of Immunex shareholders, against Immunex, Wyeth, all members of the Immunex board of directors and the marital community of each named individual and
(iii) a suit filed by Edwin Weiner, on behalf of a class of Immunex shareholders, against Immunex, Wyeth, all members of the Immunex board of directors and the marital community of each named individual. A memorandum of understanding setting forth the terms of the settlement was entered into by the plaintiff and the named defendants as of April 25, 2002.

         Pursuant to the memorandum of understanding, (i) Amgen and Immunex agreed to reduce the termination fee payable by Amgen or Immunex under certain circumstances set forth in the Amended and Restated Agreement and Plan of Merger among Immunex, Amgen and a wholly-owned subsidiary of Amgen by $20 million, (ii) Immunex agreed to obtain an updated opinion from Merrill Lynch, Pierce, Fenner & Smith Incorporated regarding the fairness of the merger consideration, from a financial point of view, to be received by the Immunex shareholders, a copy of which is attached hereto as Exhibit 99.1, and (iii) Immunex agreed to provide the following disclosures in this Current Report:

Additional Information Regarding Wyeth.

         Commercial Agreements between Amgen and Wyeth.

         In November 2001, representatives of Amgen initiated discussions with representatives of Wyeth regarding changes to certain existing commercial arrangements between Immunex and Wyeth. On November 12, 2001, Amgen delivered to Wyeth a term sheet proposing, among other things:

     o terms for amending the existing Promotion Agreement between Immunex and Wyeth relating to the parties' co-promotion of ENBREL (the "Promotion Agreement"), including termination of Wyeth's co-promotion rights in North America and Australia at the end of 2003 (the terms of the Promotion Agreement are summarized on pages V-14 through V-16 of the Joint Proxy Statement/Prospectus contained in Amendment No. 1 to the Form S-4 Registration Statement filed with the Securities and Exchange Commission on March 22, 2002 (File No. 33-81832) relating to the Acquisition (the "Proxy Statement")); and

     o   termination of the Product Rights Agreement and the TACE
         Agreements between Immunex and Wyeth without payment of consideration to Wyeth (the terms of the Product Rights Agreement and the TACE Agreements are summarized on pages V-12 through V-14 of the Proxy Statement).

         On November 21, 2001, Wyeth delivered to Amgen a counterproposal to Amgen's November 12 term sheet. This counterproposal rejected many of Amgen's proposals and proposed terms significantly more favorable to Wyeth than what had been requested by Amgen. In particular, Wyeth's counterproposal did not accept any of Amgen's proposed changes to the Promotion Agreement and it proposed, among other things:

     o termination of Wyeth's ability to acquire products of Immunex under the Product Rights Agreement in exchange for a termination fee of $50 million;

     o   continuation of the TACE Agreements on amended terms;

     o that the parties would agree to enter into mutual agreements not to use their respective intellectual property rights to block the manufacturing, marketing or sale of products for the treatment of rheumatoid arthritis; and

     o that Amgen would assign or grant Wyeth a sublicense with respect to a patent license agreement between Amgen and the University of Oklahoma.

         After extensive negotiations between Amgen and Wyeth relating to the existing commercial arrangements between Wyeth and Immunex, the parties ultimately agreed to amend and restate the Promotion Agreement and enter into the Agreement Regarding Governance and Commercial Matters. Wyeth declined to negotiate a termination of the TACE Agreements. As part of the Agreement Regarding Governance and Commercial Matters, (i) the Product Rights Agreement will be amended as of the closing of the Acquisition to terminate Wyeth's rights to acquire products of Immunex in exchange for a termination fee of $25 million; (ii) Amgen agreed not to sue Wyeth or its affiliates under any of Amgen's patents for developing, making, using, marketing, distributing, importing or selling ENBREL anywhere in the world outside of the United States and Canada; and (iii) Amgen granted to Wyeth an exclusive option to acquire, subject to the approval of the University of Oklahoma, an exclusive sublicense under the patent license agreement between Amgen and the University of Oklahoma. The terms of the Amended and Restated Promotion Agreement and the Agreement Regarding Governance and Commercial Matters are summarized on pages I-80 and I-81 of the Proxy Statement.

         Amgen negotiated amendments to the Promotion Agreement and the Product Rights Agreement because of its belief that the business requirements, objectives and relationships underlying those agreements had changed since they were first negotiated and would change more significantly after the Acquisition. With respect to the Promotion Agreement, these amendments modified Wyeth's rights by, among other things, establishing a more equal sharing of responsibilities with respect to the sales and marketing of ENBREL(R), which Amgen believed was appropriate given the combination of the resources available to Immunex and Amgen after the Acquisition. With respect to the Product Rights Agreement, these amendments terminated Wyeth's rights relating to the Immunex products and product candidates subject to that agreement which will permit Amgen to control the development and commercialization of such products and product candidates.

         Cash Element of the Purchase Price. As described in the Proxy Statement, during the negotiations relating to the Acquisition, Immunex communicated to Amgen that it would not be interested in pursuing a transaction with Amgen unless a portion of the transaction consideration was in the form of cash. Wyeth did not meaningfully participate in negotiations with Amgen regarding the inclusion of cash consideration. The primary reason that Immunex desired partial cash consideration was to provide certainty as to an element of the aggregate per share consideration to be received by Immunex shareholders.

Additional Information Regarding Other Discussions

         As disclosed in the Proxy Statement, Immunex had preliminary discussions with a third party regarding a potential business combination in mid-year 2001. These discussions related to a potential stock-for-stock merger-of-equals transaction with a biotechnology company. However, the discussions were suspended in the fall of 2001 because the parties were unable to agree on several terms, including a mutually acceptable valuation range in light of then existing stock prices. As the parties' stock prices moved, this potential transaction became less attractive to Immunex.

Additional Information Regarding Interests of Immunex Executives and
Shareholders

         As disclosed in the Proxy Statement, Edward V. Fritzky, Chairman of the Board, Chief Executive Officer and President of Immunex, will receive from Amgen at the closing of the Acquisition an option to purchase 450,000 shares of Amgen common stock. The per share exercise price of this option will be the fair market value of a share of Amgen common stock at the closing of the Acquisition.

         As disclosed in the Proxy Statement, Mr. Fritzky waived his right to participate in the Immunex Corporation Leadership Continuity Policy in connection with the Acquisition. In consideration of this waiver, Mr. Fritzky will receive a lump sum payment from Amgen at the closing of the Acquisition based on a formula consisting of a multiple of his base salary, his target annual incentive compensation and contributions made on his behalf under certain Immunex benefit plans. Based on Mr. Fritzky's current salary and bonus levels, if the Acquisition were to close on June 30, 2002, the approximate value of this lump sum payment, not including any payments that may be made with respect to any excise tax, would be $5.4 million. Using the same assumptions, Mr. Fritzky would have been entitled to a lump sum payment of approximately $4.9 million as well as other benefits (including continued welfare benefit coverage, financial counseling and outplacement services) under the Immunex Corporation Leadership Continuity Policy.

         In addition to Mr. Fritzky, the following senior executive officers of Immunex waived their rights under the Immunex Corporation Leadership Continuity Policy in connection with the Acquisition: Peggy V. Phillips, a director, Executive Vice President and Chief Operating Officer; Douglas E. Williams, a director, Executive Vice President and Chief Technology Officer; David A. Mann, Executive Vice President, Chief Financial Officer and Treasurer; Barry G. Pea, Executive Vice President, General Counsel and Secretary; Valoree Dowell, Vice President, Corporate Communications; and Philip Laub, Vice President, Human Resources (the "Other Executives"). In consideration of this waiver, each of the Other Executives received the benefits described in the section entitled "The Merger-Interests of Directors, Executive Officers and Shareholders of Immunex in the Merger-Severance Agreements" beginning on page I-52 in the Proxy Statement. None of the Other Executives has entered into an employment agreement with Amgen as of the date of this report.

         As of the date of this report, Wyeth does not hold any warrants to purchase Immunex securities and it will not receive any warrants to purchase Amgen securities in connection with the Acquisition.

         This Current Report is intended to be incorporated by reference into the Proxy Statement as provided in the section entitled "Where You Can Find More Information" of the Proxy Statement and as permitted under Item 11 of Form S-4.

Item 7(c). Exhibits.

         See Exhibit Index.


                                 SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         IMMUNEX CORPORATION


                                         /s/ Barry G. Pea
                                         ---------------------------
Date:    April 29, 2002                  Name:  Barry G. Pea
                                         Title: Executive Vice President,
                                                General Counsel and Secretary



                               EXHIBIT INDEX

Exhibit
Number                         Document Description

  99.1       Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated
  99.2       Press release announcing settlement of shareholder lawsuits